REMARK ENTERPRISES INC.

December 22, 2008

OneUp Innovations, Inc.
2475 Bankers Industrial Drive,
Atlanta, Georgia 30360
Attention: Louis Friedman
President, Chief Executive Officer

Re: Acquisition of OneUp Innovations, Inc.

Dear Mr. Friedman:

We are writing to set forth certain of the principal terms and conditions on and subject to which Remark Enterprises Inc. (the "Company") proposes to enter into a transaction with OneUp Innovations, Inc. ("OneUp") pursuant to which the Company will acquire all of the issued and outstanding equity of OneUp as well as secure capital investment as set forth herein.

Except as otherwise provided, this letter does not constitute an offer capable of becoming a binding contract by acceptance. If you accept our proposal and agree to be bound by the binding provisions set forth in sections 6, 7, 8, 9 and 10 below, please return an executed copy of this letter to the undersigned by 9:00 a.m. eastern time on December 26th, 2008. If you do not accept this letter within this time period, this offer will expire.

The basic terms and conditions proposed by the Company and to be incorporated into definitive agreements will include, but not be limited to, the following:

1. Description of Acquisition Agreement. The Company will acquire OneUp through the acquisition of all of the outstanding equity of OneUp (the "Acquisition"). In consideration for the Acquisition and in exchange for the outstanding equity of OneUp, the stockholders of OneUp shall receive that number of shares of common stock of the Company as shall represent, in the aggregate, 90% of the issued and outstanding shares of common stock of the Company after giving effect to the Acquisition (45,000,000 shares of common stock out of 50,000,000 issued and outstanding immediately following the Acquisition). In addition, Louis Friedman, President and Chief Executive Officer of OneUp shall receive shares of Series A Preferred Stock of the Company which rights shall include voting rights of a majority (sixty percent (60%)) of the entire vote of the shareholders of the Company. Pursuant to the terms of the Acquisition, the current officer and director of the Company shall, at the closing of the Acquisition, resign and appoint the officers and directors as directed by OneUp and the definitive acquisition agreement (the "Acquisition Agreement"). Prior to the consummation of the Acquisition, the Company shall execute and deliver a convertible promissory note to Hope Capital Inc. ("Hope") in the amount of $375,000 for its services rendered in connection with the formation and development of the Company. The Convertible Note may be converted at the option of the holder at a conversion price of $0.25 per share. At the closing of the Acquisition, Hope shall also receive warrants to purchase 1,000,000 shares of common stock exercisable at $0.75 per share

2. Financing Transaction. Prior to the consummation of the Acquisition, the Company will raise at least Two Million Five Hundred Thousand Dollars (US$2,500,000) by the sale of shares of common stock of the Company at $0.25 per share (the "Initial Financing")(10,000,000 shares of common stock) with a broker-dealer (the "Investment Bank") registered with the Securities and Exchange Commission (the "Commission"). Pursuant to the terms of the Initial Financing, at the consummation of the Initial Financing, the Investment Bank shall receive: (i) ten percent (10%) of

the proceeds of such financing; (ii) shares of common stock of the Company that equals five percent (5%) of the total issued and outstanding common stock of the Company immediately following the consummation of the Initial Financing (3,000,000 shares of common stock); and (iii) warrants to purchase that number of shares of common stock of the Company that equals three percent (3%) of the total issued and outstanding common stock of the Company immediately following the consummation of the Initial Financing (1,800,000 shares of common stock); with twenty percent (20%) of such warrants exercisable at $0.50 per share; twenty percent (20%) of such warrants exercisable at $0.75 per share; and the remaining sixty percent (60%) of such warrants exercisable at $1.00 per share. At the closing of the Initial Financing, the Company shall pay the Investment Banker a due diligence fee of Fifty Thousand Dollars (US$50,000).

Within thirty (30) days following the consummation of the Initial Financing, the Company will undertake to prepare and file a "shelf" registration statement with the Commission in order to register shares of its common stock pursuant to the Securities Act of 1933, as amended, as may be necessary to raise an additional Three Million Dollars (US$3,000,000) (the "Registered Financing"). The Company shall use its best efforts to cause such registration statement to become effective with the Commission. It is anticipated that the registration statement will cover 10,000,000 shares at an offering price of $0.30 per share.

3. Accuracy of financial statements. The terms set forth in this letter are based on the parties' assumption that OneUp' balance sheets, income statements and statements of cash flows for the years ended June 30, 2007 and 2008; and the six month period ended December 31, 2008 have been (will be) prepared in accordance with generally accepted accounting principles consistently applied and that such financial statements fairly represent each parties financial condition at that time and the results of its operations for that period; and prior to the closing of the Acquisition, any necessary audit(s) of OneUp shall be preformed and completed by an auditing firm that is registered with the Public Company Accounting Oversight Board and may practice before the Commission.

4. Customary terms and conditions. All terms and conditions concerning the Acquisition, the Initial Financing and the Registered Financing (collectively, the "Transaction") will be stated in one or more definitive agreements subject to the approval of the parties, acting on advice of counsel. The terms and conditions will be usual and customary in a transaction of this nature and mutually acceptable to the parties. The Transaction will require the filing of a Form 8-K (as well as other documents) with the Securities and Exchange Commission. The Company shall make any such filing pursuant to the rules of the Securities Act of 1934, as amended, with the assistance of OneUp.

5. Closing Conditions.

a. OneUp' closing of the Transaction is conditioned upon:

(i) OneUp' satisfaction with the results of the legal, accounting and business due diligence investigation to be performed by OneUp' attorneys, accountants and representatives;

(ii) negotiation and execution of a definitive Acquisition Agreement and a ancillary documents carrying out the terms of the transaction as set forth therein, respectively;

(iii) obtaining of all necessary and material governmental and third-party consents and approvals;

(iv) absence of any material adverse change in the Company's or any of its subsidiaries or affiliates condition, assets operation or business prospects; and

(v) execution of the term sheet with respect to the Initial Financing.

b. the Company's closing of the transaction is conditioned upon:

(i) the Company's satisfaction with the results of the legal, accounting and business due diligence investigation to be performed by their attorneys, accountants and representatives;

(ii) negotiation and execution of a definitive Acquisition Agreement and a ancillary documents carrying out the terms of the transaction as set forth therein, respectively;

(iii) obtaining of all necessary and material governmental and third-party consents and approvals;

(iv) absence of any material adverse change in the OneUp' condition, assets operation or business prospects; and

(v) execution of the term sheet with respect to the Initial Financing.

6. Confidentiality. OneUp and the Company will permit each other party (and Investment Banker) and their attorney, accountants and representatives to conduct an investigation and evaluation of such other party, will provide such assistance as is reasonably requested and will give access at reasonable times to all things related to the business, personnel and assets of such other party. If the contemplated transaction is not consummated, each party hereto will not, nor will it permit any of its employees, agents or representatives to, use or disclose to any third party (except to the extent required by law or judicial process or publicly available or obtainable, from independent sources not subject to a confidentiality agreement or required by law) any information obtained in their investigation of the other party. No news release or other third party publication or disclosure pertaining in any way to the transactions contemplated hereby shall be made by either party or its related companies except upon the prior written approval of the other party; provided, however, that either party may make such disclosure as is required in the reasonable opinion of counsel to the disclosing party for purposes of complying with any governmental or administrative law, rule or regulation.

7. Conduct of Business. During the period from the date hereof to the closing of the transactions contemplated herein: (a) OneUp's business will be carried on in accordance with all applicable laws, rules and regulations (the violation of which would have a material adverse effect on a party or any significant portion of its business) and in a manner consistent with past customs and practices; (b) OneUp agrees to conduct its business in the ordinary course; (c) OneUp will not redeem, purchase or otherwise acquire, directly or indirectly any of its outstanding stock (other than as contemplated by the terms as set forth herein); and (d) the parties will not take, or permit any of its subsidiaries to take, any action which would, or which might reasonably be expected to, hinder the Transaction or render it less desirable.

8. Exclusivity. The Company and OneUp agrees that, until the earlier of the execution of the Acquisition Agreement or 60 days from the date hereof, OneUp and its affiliates, directors, representatives, employees or agents will not directly or indirectly: (i) solicit, encourage or discuss a sale of all or any substantial part of OneUp or its assets or a sale of any equity or debt security of OneUp or any subsidiary, or any merger, consolidation, liquidation, dissolution, recapitalization, reorganization, or similar transaction involving OneUp or any subsidiary with any other party (all

of the foregoing are collectively referred to as "Acquisition Proposals") (except as required in connection with its fiduciary duties), or (ii) provide any information regarding OneUp to any third party (other than information which is traditionally provided in the regular course of its business operations to third parties where they have no reason to believe that such information may be used to evaluate an Acquisition Proposal and information required to be delivered by legal process). OneUp (and its affiliates, directors, representatives, employees and agents) will immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding any Acquisition Proposal and will promptly notify the Company if any Acquisition Proposal, or any inquiry or contact with any person or any entity with respect thereto, is made.

9. Transaction Expenses. If the proposed transaction is not consummated, the Company and OneUp will each pay its own respective transaction expenses in connection with the transactions contemplated hereby, including, but not limited to, fees and expenses of legal counsel or other representatives and consultants and all other fees and expenses.

10. Miscellaneous.

a. Each party will pay the legal and other fees and expenses incurred by it with respect to the Transaction, whether or not closing occurs. The Company shall at the closing of the Acquisition fund the payment of all currently due the Company accounts payable previously agreed upon, which shall be listed on a schedule to the Acquisition Agreement;

b. Except as otherwise provided herein, each party represents that there are no brokers or finders who will be entitled to compensation as a result of the Closing of the Transaction or any portion thereof, or that they have made arrangements to pay such compensation.

c. The Company and OneUp may make a full investigation of the other parties.

It is understood that this letter merely constitutes a non-binding statement of our mutual intentions, does not contain all matters upon which agreement must be reached for the Transaction to be consummated and, therefore, does not constitute a binding and enforceable commitment with respect to matters covered by this letter (including the Transaction). A binding and enforceable commitment with respect to matters covered by this letter (including the Transaction) will result only from the execution of the definitive agreements, subject to the conditions expressed therein. Notwithstanding the two preceding sentences of this Section, upon acceptance hereof as described below, the provisions of Sections 6, 7, 8, 9 and 10 shall be legally binding upon and enforceable against the OneUp and the Company.

If the foregoing accurately sets forth our mutual intentions with respect to the principal terms of the proposed Transaction, please sign below and return a copy of this letter to the undersigned.

Very truly yours,

Remark Enterprises Inc.

By:____________________________
Lawrence Rothberg, President

Agreed and Accepted
as of December 26, 2008:

OneUp Innovations, Inc.

By:____________________________
Louis Friedman, President, Chief Executive Officer

Agreed and Accepted
as of December ___, 2008:

New Castle Financial Services LLC

By:____________________________
Name:
Title:

If the foregoing accurately sets forth our mutual intentions with respect to the principal terms of the proposed Transaction, please sign below and return a copy of this letter to the undersigned.

Very truly yours,

Remark Enterprises Inc.

By:__________________________
Lawrence Rothberg, President

Agreed and Accepted
as of December ____, 2008:

OneUp Innovations, Inc.

By:__________________________
Louis Friedman, President, Chief Executive Officer

Agreed and Accepted
as of December 23, 2008:

New Castle Financial Services LLC

By:__________________________
Name: Anthony Dadasti
Title: President